Exhibit 21.1 - Subsidiaries of Registrant

Perfect Dream Limited, a corporation established under the law of the British Virgin Islands

Goldenway Nanjing Garments Co., Ltd, a foreign-owned limited liability company formed under the laws of the People's Republic of China